EXHIBIT 14

                          INDEPENDENT AUDITORS' CONSENT

The Board of directors of
   The Infinity Mutual Funds, Inc.- The AmeriStar Mutual Funds
The Board of Trustee of
   The DG Investor Series:

We consent to the references to our firm under the headings "Independent Auditors" and "Financial Statements and Experts" in the Prospectus/Proxy Statement included herein. We also consent to the use of our report dated February 20, 1998 for The Infinity Mutual Funds, Inc. - The AmeriStar Mutual Funds included in its Annual Report and our report dated April 10, 1998 for The DG Investor Series included in its Annual Report, both incorporated by reference in the Statement of Additional Information.

                                   /s/ KPMG Peat Marwick LLP

Columbus, Ohio
September 18, 1998